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Exhibit 4.15

MORTGAGE NOTE

$31,500,000	March 24, 2003

        GREAT LAKES REIT, L.P., a Delaware limited partnership ("Borrower"), promises to pay to the order of BANK ONE, NA, a national banking association ("Lender") THIRTY-ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($31,500,000), or so much thereof as may be advanced by Lender to or on behalf of Borrower pursuant to the terms and provisions of the Loan Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA, in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Loan Agreement. It is understood and agreed that pursuant to the Loan Agreement, Lender may issue one or more Letters of Credit. This Note shall evidence any draws made by any beneficiary of a Letter of Credit and from and after the date of any such draw, the amount of such draw shall be deemed to constitute a disbursement of the Loan pursuant to Section 2.1 of the Loan Agreement and interest shall commence to accrue thereon at the applicable rates provided for in the Loan Agreement. In addition, upon the occurrence of an Event of Default, regardless of whether or not any draw has theretofore been made thereon, the sum of all then outstanding Letters of Credit shall be deemed to have been drawn upon and the sum of the outstanding amount thereof shall be deemed to constitute a disbursement of the Loan pursuant to Section 2.1 of the Loan Agreement. Amounts borrowed by Borrower hereunder and repaid may be reborrowed pursuant to the terms of the Loan Agreement. Borrower shall pay the principal of and accrued and unpaid interest on the Loan in full on the Maturity Date.

        This Note is a mortgage note issued pursuant to, and is entitled to the benefits of, the Loan Agreement of even date herewith (which, as it may be amended or modified and in effect from time to time, is herein called the "Loan Agreement"), among Borrower, the lenders referenced therein, including Lender, and Bank One, NA, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured and guaranteed pursuant to the Loan Documents, all as more specifically described in the Loan Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, this Mortgage Note has been executed and delivered as of the date first written above.

GREAT LAKES REIT, L.P., a Delaware limited partnership
By:	Great Lakes REIT, a Maryland real estate investment trust
Its:	General Partner
By:
	Name:	James Hicks
	Title:	Treasurer

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  Exhibit 4.15
MORTGAGE NOTE